Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Harvey Kamil	Carl Hymans
NBTY, Inc.	G.S. Schwartz & Co.
President and Chief Financial Officer	212-725-4500
631-200-2020	carlh@schwartz.com

NBTY REPORTS SECOND QUARTER RESULTS

RONKONKOMA, N.Y. — April 24, 2008 - NBTY, Inc. (NYSE: NTY) (www.NBTY.com), a leading global manufacturer and marketer of nutritional supplements, today announced results for the fiscal second quarter and first six months ended March 31, 2008.

For the fiscal second quarter ended March 31, 2008, net sales were $533 million compared to $508 million for the fiscal second quarter ended March 31, 2007, an increase of $24 million or 5%.

Net income for the fiscal second quarter ended March 31, 2008 was $44 million, or $0.67 per diluted share, compared to $57 million, or $0.83 per diluted share, for the fiscal second quarter ended March 31, 2007.  The decrease in net income reflects the decrease in overall gross profit from 53% to 51% and higher advertising and selling, general and administrative costs incurred in the fiscal second quarter.

Adjusted EBITDA for the fiscal second quarter ended March 31, 2008 was $84 million compared to $100 million for the prior like quarter.  At March 31, 2008, NBTY had total assets of $1.5 billion and working capital of $494 million.  The Company is committed to using its cash and leverage to increase shareholder value through investments in infrastructure, opportunistic acquisitions and stock repurchases.   During the quarter, $8 million in short term municipal auction rate securities were reclassified into Other Assets to reflect the lack of liquidity.

Net sales for the six months ended March 31, 2008 increased 3% to $1.043 billion.

Net income for the six months ended March 31, 2008 was $90 million, or $1.34 per diluted share, compared to $108 million, or $1.56 per diluted share, for the six months ended March 31, 2007.  The decrease in net income reflects higher advertising and SG&A costs.

Adjusted EBITDA for the six months ended March 31, 2008 was $171 million compared to $196 million for the six months ended March 31, 2007.

In fiscal year 2008, NBTY repurchased a total of 6.1 million shares of its common stock under an existing publicly announced share repurchase program.  The Company repurchased

296 thousand shares in October 2007 for approximately $11 million and 5.8 million shares were repurchased in February 2008 for $160 million.

Accordingly, the number of weighted average diluted shares for the quarter ended March 31, 2008 was 66 million and is expected to decline in future quarters to approximately 63 million when reflecting the full impact of the stock repurchase.

OPERATIONS FOR THE FISCAL SECOND QUARTER ENDED MARCH 31, 2008

Net sales for the Wholesale/US Nutrition division, which markets Nature’s Bounty, Solgar, Osteo Bi-Flex, Rexall, Ester-C and other brands, increased $14 million or 6% to $259 million from $245 million for the prior like quarter.  Gross profit for the Wholesale operation was 41%, compared to 43% for the prior like quarter.  The decrease in gross profit reflects changes in product mix and more promotional programs offered to customers.  This division continues to gain market share.  Information Resources Inc. (IRI) tracks industry-wide sales in the food, drug and mass market sectors.  For the thirteen week period ended March 30, 2008, IRI reported an increase in the category of 7%.  According to IRI, for the same period, the Company’s Wholesale division reported a 23% increase.  The Company is encouraged by this increase.

The Wholesale/US Nutrition division utilizes valuable consumer preference sales data generated by the Company’s Vitamin World retail stores and Puritan’s Pride Direct Response/E-Commerce operations to empower its wholesale customers with this latest data.  The Vitamin World stores are used as a laboratory for new ideas and are an effective tool in

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determining and monitoring consumer preferences.  This information, as well as scanned sales data from the Vitamin World stores, is shared on a real time basis with our wholesale customers to give them a competitive advantage.

Net sales for the North American Retail division were $52 million for the fiscal second quarter ended March 31, 2008 compared with $56 million for the prior like quarter.  The North American Retail division and Vitamin World were profitable, although LeNaturiste, the Company’s Canadian retail chain, operated at a loss.

Same store sales for North American Retail decreased 4% for the fiscal second quarter of 2008.  The North American Retail division continues to focus on rationalizing SKUs, enhancing visual merchandising and increasing customer traffic.  During the fiscal second quarter of 2008, the North American Retail division closed 7 under-performing stores and added 3 new stores. At the end of the fiscal second quarter, the North American Retail division operated a total of 530 stores consisting of 450 Vitamin World stores in the United States and 80 LeNaturiste stores in Canada.  During the remainder of fiscal 2008, North American Retail anticipates opening 7 stores and closing 7 under-performing stores.

European Retail net sales for the fiscal second quarter of 2008 were $158 million compared to $160 million for the prior like period.  European Retail division same store sales in local currency decreased 4% reflecting the continued difficult retail environment.  The European Retail division consists of 516 Holland & Barrett and 31 GNC stores in the UK, 19 Nature’s Way stores in Ireland, and 70 DeTuinen stores in the Netherlands for a total of 636 stores.  During the fiscal second quarter of 2008 the European Retail division opened 2 stores.  During the remainder of fiscal 2008, the European Retail division anticipates opening 19 additional stores.  The European Retail division continues to leverage its premier status, high street locations and brand awareness in a difficult retail environment.

Net sales from Direct Response/E-Commerce operations for the fiscal second quarter of 2008 increased $15 million, or 31% to $63 million from $48 million for the fiscal second quarter of 2007.  This division varies its promotional strategy throughout the fiscal year, utilizing highly promotional priced catalogs which are not offered in every quarter.  Direct

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Response’s historical results reflect this pattern and should therefore be viewed on an annual and not quarterly basis.

The Direct Response operations include catalog and online internet sales.  This division’s strategic plan is to increase internet sales by continuing to incorporate new technologies.  For this fiscal second quarter online sales increased to 45% of total Direct Response/E-Commerce sales compared to 36% for the fiscal second quarter of 2007.  For the six months ended March 31, 2008, this division processed 1.4 million orders, an increase of over 250 thousand orders compared to the prior like period.  NBTY remains the leader in the direct response and e-commerce sectors and continues to increase the number of products available via its catalog and web sites.

NBTY Chairman and CEO, Scott Rudolph, said:  “Our continued sales momentum is indicative of NBTY’s ability to develop and implement strategic initiatives to enhance our dominant position as the worldwide leader in the nutritional supplement industry.  We continue to make investments in our infrastructure and remain well positioned to quickly adapt to meet the challenges of industry segment changes and remain committed to increasing long-term profitability and shareholder value.”

ABOUT NBTY

NBTY is a leading global vertically integrated manufacturer, marketer and distributor of a broad line of high-quality, value-priced nutritional supplements in the United States and throughout the world. Under a number of NBTY and third party brands, the Company offers over 22,000 products, including products marketed by the Company’s Nature’s Bounty® (www.NaturesBounty.com), Vitamin World® (www.VitaminWorld.com), Puritan’s Pride® (www.Puritan.com), Holland & Barrett® (www.HollandAndBarrett.com), Rexall® (www.Rexall.com), Sundown® (www.SundownNutrition.com), MET-Rx® (www.MetRX.com), Worldwide Sport Nutrition® (www.SportNutrition.com), American Health® (www.AmericanHealthUS.com), GNC (UK)® (www.GNC.co.uk), DeTuinen® (www.DeTuinen.nl), LeNaturiste™ (www.LeNaturiste.com), SISU® (www.SISU.com), Solgar® (www.Solgar.com), Good ‘n’ Natural® (www.goodnnatural.com), Home Health™ (www.homehealthus.com) and Ester-C® (www.Ester-C.com) brands.

This release refers to non-GAAP financial measures, such as Adjusted EBITDA.  “Adjusted EBITDA” is defined as net income, excluding the aggregate amount of all non-cash losses reducing net income, plus interest, taxes, depreciation and amortization.  This non-GAAP financial measure is not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.  A reconciliation of the non-GAAP measure to the comparable GAAP measure is included in the attached financial tables.  Management believes the presentation of Adjusted EBITDA is relevant and useful because Adjusted EBITDA is a measurement industry analysts utilize when evaluating NBTY’s operating performance.  Management also believes Adjusted

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EBITDA enhances an investor’s understanding of NBTY’s results of operations because it measures NBTY’s operating performance exclusive of interest and non-cash charges for depreciation and amortization.  Management also provides this non-GAAP measurement as a way to help investors better understand its core operating performance, enhance comparisons of NBTY’s core operating performance from period to period and to allow better comparisons of NBTY’s operating performance to that of its competitors.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business.  These forward-looking statements can be identified by the use of terminology such as “subject to,” “believe,” “expects,” “plan,” “project,” “estimate,” “intend,” “may,” “will,” “should,” “can,” or “anticipates,” or the negative thereof, or variations thereon, or comparable terminology, or by discussions of strategy.   Although all of these forward looking statements are believed to be reasonable, they are inherently uncertain.  Factors which may materially affect such forward-looking statements include: (i) slow or negative growth in the nutritional supplement industry; (ii) interruption of business or negative impact on sales and earnings due to acts of God, acts of war, terrorism, bio-terrorism, civil unrest or disruption of mail service; (iii) adverse publicity regarding nutritional supplements; (iv) inability to retain customers of companies (or mailing lists) recently acquired; (v) increased competition; (vi) increased costs; (vii) loss or retirement of key members of management; (viii) increases in the cost of borrowings and/or unavailability of additional debt or equity capital; (ix) unavailability of, or inability to consummate, advantageous acquisitions in the future, including those that may be subject to bankruptcy approval or the inability of NBTY to integrate acquisitions into the mainstream of its business; (x) changes in general worldwide economic and political conditions in the markets in which NBTY may compete from time to time; (xi) the inability of NBTY to gain and/or hold market share of its wholesale and/or retail customers anywhere in the world; (xii) unavailability of electricity in certain geographical areas; (xiii) the inability of NBTY to obtain and/or renew insurance and/or the costs of the same; (xiv) exposure to and expense of defending and resolving product liability and intellectual property claims and other litigation; (xv) the ability of NBTY to successfully implement its business strategy; (xvi) the inability of NBTY to manage its retail, wholesale, manufacturing and other operations efficiently; (xvii) consumer acceptance of NBTY’s products; (xviii) the inability of NBTY to renew leases for its retail locations; (xix) the inability of NBTY’s retail stores to attain or maintain profitability; (xx) the absence of clinical trials for many of NBTY’s products; (xxi) sales and earnings volatility and/or trends for the Company and its market segments; (xxii) the efficacy of NBTY’s Internet and on-line sales and marketing strategies; (xxiii) fluctuations in foreign currencies, including the British pound, the Euro and the Canadian dollar; (xxiv) import-export controls on sales to foreign countries; (xxv) the inability of NBTY to secure favorable new sites for, and delays in opening, new retail and manufacturing locations; (xxvi) introduction of and compliance with new federal, state, local or foreign legislation or regulation or adverse determinations by regulators anywhere in the world (including the banning of products) and more particularly Good Manufacturing Practices in the United States, the Food Supplements Directive and Traditional Herbal Medicinal Products Directive in Europe and Section 404 requirements of the Sarbanes-Oxley Act of 2002; (xxvii) the mix of NBTY’s products and the profit margins thereon; (xxviii) the availability and pricing of raw materials; (xxix) risk factors discussed in NBTY’s filings with the U.S. Securities and Exchange Commission; (xxx) adverse effects on NBTY as a result of increased energy prices and potentially reduced traffic flow to NBTY’s retail locations; (xxxi) adverse tax determinations; (xxxii) the loss of a significant customer of the Company; (xxxiii) potential investment losses as a result of liquidity conditions; and (xxxiv) other factors beyond the Company’s control.

Readers are cautioned not to place undue reliance on forward-looking statements. NBTY cannot guarantee future results, trends, events, levels of activity, performance or achievements. NBTY does not undertake and specifically declines any obligation to update, republish or revise forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events.

Consequently, such forward-looking statements should be regarded solely as NBTY’s current plans, estimates and beliefs.

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(TABLES FOLLOW)

NBTY, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

(In thousands, except per share amounts)

	For the three months ended March 31,
	2008	2007

Net sales	$532,518	$508,459

Costs and expenses:
Cost of sales	261,284	239,530
Advertising, promotion and catalog	39,007	34,441
Selling, general and administrative	166,409	151,963
	466,700	425,934

Income from operations	65,818	82,525

Other income (expense):
Interest	(3,657)	(4,154)
Miscellaneous, net	3,786	2,307
	129	(1,847)

Income before provision for income taxes	65,947	80,678

Provision for income taxes	21,721	23,324

Net income	$44,226	$57,354

Net income per share:
Basic	$0.69	$0.85
Diluted	$0.67	$0.83

Weighted average common shares outstanding:
Basic	64,102	67,273
Diluted	65,817	69,490

NBTY, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

(In thousands, except per share amounts)

	For the six months ended March 31,
	2008	2007

Net sales	$1,043,376	$1,014,697

Costs and expenses:
Cost of sales	501,615	486,578
Advertising, promotion and catalog	73,176	61,204
Selling, general and administrative	334,531	303,902
	909,322	851,684

Income from operations	134,054	163,013

Other income (expense):
Interest	(7,519)	(9,217)
Miscellaneous, net	8,673	3,646
	1,154	(5,571)

Income before provision for income taxes	135,208	157,442

Provision for income taxes	45,160	49,232

Net income	$90,048	$108,210

Net income per share:
Basic	$1.37	$1.61
Diluted	$1.34	$1.56

Weighted average common shares outstanding:
Basic	65,510	67,242
Diluted	67,313	69,423

	SALES
	(Unaudited)
	THREE MONTHS ENDED MARCH 31,
			Percentage
(In thousands)	2008	2007	Change

Wholesale / US Nutrition	$259,363	$244,968	6%

North American Retail	51,904	55,764	-7%

European Retail	158,070	159,554	-1%

Direct Response / E-Commerce	63,181	48,173	31%

Total	$532,518	$508,459	5%

	GROSS PROFIT
	PERCENTAGES
	(Unaudited)
	THREE MONTHS ENDED MARCH 31,
			Increase
	2008	2007	- Decrease

Wholesale / US Nutrition	41%	43%	-2%

North American Retail	62%	60%	2%

European Retail	61%	64%	-3%

Direct Response / E-Commerce	59%	61%	-2%

Total	51%	53%	-2%

	SALES
	(Unaudited)
	SIX MONTHS ENDED MARCH 31,
			Percentage
(In thousands)	2008	2007	Change

Wholesale / US Nutrition	$518,298	$491,697	5%

North American Retail	108,086	110,737	-2%

European Retail	316,666	312,520	1%

Direct Response / E-Commerce	100,326	99,743	1%

Total	$1,043,376	$1,014,697	3%

	GROSS PROFIT
	PERCENTAGES
	(Unaudited)
	SIX MONTHS ENDED MARCH 31,
			Increase
	2008	2007	- Decrease

Wholesale / US Nutrition	42%	41%	1%

North American Retail	60%	60%	0%

European Retail	62%	64%	-2%

Direct Response / E-Commerce	60%	61%	-1%

Total	52%	52%	0%

ADJUSTED EBITDA**

Reconciliation of GAAP Measures to Non-GAAP Measures

(Unaudited)

(In thousands)

	THREE MONTHS ENDED MARCH 31, 2008
	Pretax Income (Loss)	Depreciation and amortization	Interest	Non-cash charges	Adjusted EBITDA**

Wholesale / US Nutrition	$41,507	$2,578	$—	$48	$44,133

North American Retail	522	804	—	16	1,342

European Retail	34,266	2,970	—	41	37,277

Direct Response / E-Commerce	15,750	1,374	—	20	17,144

Segment Results	92,045	7,726	—	125	99,896

Corporate / Manufacturing	(26,098)	5,998	3,657	393	(16,050)

Total	$65,947	$13,724	$3,657	$518	$83,846

	THREE MONTHS ENDED MARCH 31, 2007
	Pretax Income (Loss)	Depreciation and amortization	Interest	Non-cash charges	Adjusted EBITDA**

Wholesale / US Nutrition	$48,748	$2,770	$—	$—	$51,518

North American Retail	984	997	—	231	2,212

European Retail	43,705	2,737	—	—	46,442

Direct Response / E-Commerce	12,498	1,263	—	—	13,761

Segment Results	105,935	7,767	—	231	113,933

Corporate / Manufacturing	(25,257)	6,747	4,154	—	(14,356)

Total	$80,678	$14,514	$4,154	$231	$99,577

**   SINCE ADJUSTED EBITDA IS NOT A MEASURE OF PERFORMANCE CALCULATED IN ACCORDANCE WITH U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (“GAAP”), IT SHOULD NOT BE CONSIDERED IN ISOLATION OF, OR AS A SUBSTITUTE FOR OR SUPERIOR TO, OTHER MEASURES OF FINANCIAL PERFORMANCE PREPARED IN ACCORDANCE WITH GAAP, SUCH AS OPERATING INCOME, NET INCOME AND CASH FLOWS FROM OPERATING ACTIVITIES.  IN ADDITION, THE COMPANY’S DEFINITION OF ADJUSTED EBITDA IS NOT NECESSARILY COMPARABLE TO SIMILARLY TITLED MEASURES REPORTED BY OTHER COMPANIES.

ADJUSTED EBITDA**

Reconciliation of GAAP Measures to Non-GAAP Measures

(Unaudited)

(In thousands)

	SIX MONTHS ENDED MARCH 31, 2008
	Pretax Income (Loss)	Depreciation and amortization	Interest	Non-cash charges	Adjusted EBITDA**

Wholesale / US Nutrition	$95,488	$5,272	$—	$48	$100,808

North American Retail	(342)	1,654	—	366	1,678

European Retail	69,333	6,032	—	41	75,406

Direct Response / E-Commerce	22,872	2,740	—	20	25,632

Segment Results	187,351	15,698	—	475	203,524

Corporate / Manufacturing	(52,143)	11,957	7,519	393	(32,274)

Total	$135,208	$27,655	$7,519	$868	$171,250

	SIX MONTHS ENDED MARCH 31, 2007
	Pretax Income (Loss)	Depreciation and amortization	Interest	Non-cash charges	Adjusted EBITDA**

Wholesale / US Nutrition	$98,337	$5,559	$—	$—	$103,896

North American Retail	2,071	2,134	—	584	4,789

European Retail	82,529	5,565	—	—	88,094

Direct Response / E-Commerce	28,091	2,528	—	—	30,619

Segment Results	211,028	15,786	—	584	227,398

Corporate / Manufacturing	(53,586)	12,960	9,217	—	(31,409)

Total	$157,442	$28,746	$9,217	$584	$195,989

**   SINCE ADJUSTED EBITDA IS NOT A MEASURE OF PERFORMANCE CALCULATED IN ACCORDANCE WITH U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (“GAAP”), IT SHOULD NOT BE CONSIDERED IN ISOLATION OF, OR AS A SUBSTITUTE FOR OR SUPERIOR TO, OTHER MEASURES OF FINANCIAL PERFORMANCE PREPARED IN ACCORDANCE WITH GAAP, SUCH AS OPERATING INCOME, NET INCOME AND CASH FLOWS FROM OPERATING ACTIVITIES.  IN ADDITION, THE COMPANY’S DEFINITION OF ADJUSTED EBITDA IS NOT NECESSARILY COMPARABLE TO SIMILARLY TITLED MEASURES REPORTED BY OTHER COMPANIES.

NBTY, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(Dollars and shares in thousands, except per share amounts)

	March 31, 2008	September 30, 2007
Current assets:
Cash and cash equivalents	$104,908	$92,902
Investments	24,991	121,382
Accounts receivable, net	99,725	98,454
Inventories	389,474	384,990
Deferred income taxes	21,855	21,441
Prepaid expenses and other current assets	49,291	54,460

Total current assets	690,244	773,629

Property, plant and equipment, net	321,555	323,154
Goodwill	249,811	251,753
Intangible assets, net	154,763	157,548
Other assets	36,674	28,851

Total assets	$1,453,047	$1,534,935

Current liabilities:
Current portion of long-term debt	$972	$989
Accounts payable	86,363	71,852
Accrued expenses and other current liabilities	109,121	125,533
Total current liabilities	196,456	198,374

Long-term debt, net of current portion	209,164	210,106
Deferred income taxes	58,613	61,788
Other liabilities	11,802	8,697
Total liabilities	476,035	478,965

Commitments and contingencies

Stockholders’ equity:

Common stock, $0.008 par; authorized 175,000 shares; issued and outstanding 61,637 shares at March 31, 2008 and 67,118 shares at September 30, 2007	493	537
Capital in excess of par	141,283	143,244
Retained earnings	792,226	864,852
Accumulated other comprehensive income	43,010	47,337
Total stockholders’ equity	977,012	1,055,970

Total liabilities and stockholders’ equity	$1,453,047	$1,534,935

NBTY, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	For the six months ended March 31,
	2008	2007
Cash flows from operating activities:
Net income	$90,048	$108,210
Adjustments to reconcile net income to cash provided by operating activities:
Impairments and disposals of property, plant and equipment	482	1,112
Depreciation and amortization	27,655	28,746
Foreign currency transaction (gain) loss	(1,385)	212
Stock-based compensation	518	—
Amortization and write-off of deferred charges	372	1,515
Allowance for doubtful accounts	(174)	(384)
Inventory reserves	2,465	4,265
Deferred income taxes	903	7,385
Excess income tax benefit from exercise of stock options	(4,984)	(1,884)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(153)	(203)
Inventories	(8,156)	(19,623)
Prepaid expenses and other current assets	4,849	10,967
Other assets	(608)	(150)
Accounts payable	13,927	6,807
Accrued expenses and other liabilities	(10,946)	5,058
Net cash provided by operating activities	114,813	152,033

Cash flows from investing activities:
Purchase of property, plant and equipment	(21,693)	(20,880)
Purchase of available-for-sale investments	(159,884)	(317,050)
Proceeds from sale of available-for-sale investments	248,728	191,472
Cash paid for acquisitions, net of cash acquired	(5,072)	(37,005)
Cash collateral securing loan	—	(18,539)
Net cash provided by (used in) investing activities	62,079	(202,002)

Cash flows from financing activities:
Principal payments under long-term debt agreements and capital leases	(481)	(425)
Payments for financing fees	—	(1,649)
Excess income tax benefit from exercise of stock options	4,984	1,884
Proceeds from stock options exercised	3,852	634
Purchase of treasury stock (subsequently retired)	(171,008)	—
Net cash (used in) provided by financing activities	(162,653)	444

Effect of exchange rate changes on cash and cash equivalents	(2,233)	1,957

Net increase (decrease) in cash and cash equivalents	12,006	(47,568)

Cash and cash equivalents at beginning of the period	92,902	89,805

Cash and cash equivalents at end of the period	$104,908	$42,237